Exhibit 99.1

NEWS BULLETIN FROM:	RE: 15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6547	(310) 407-6540

FOR IMMEDIATE RELEASE

September 13, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES THE RETIREMENT OF

JIM COLLINS FROM THE BOARD OF DIRECTORS

SHERMAN OAKS, Calif. — September 13, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) released today that at the Company’s annual shareholders meeting it was announced that Jim Collins was retiring from the Board of Directors. Mr. Collins has served as Director Emeritus since 1999, and reached mandatory retirement age during his last term, preventing him from standing for reelection.

At the meeting, Phil Matthews, the Company’s Chairman of the Board, thanked Mr. Collins for his service and dedication, not only to the Company, but also to the industry and to the community.

“Jim’s restaurant career began in 1952 when he opened a self-service hamburger stand in Culver City, California. In 1960, Jim signed a franchise agreement with Colonel Sanders to sell Kentucky Fried Chicken. In 1967, he purchased the Sizzler Family Steak House chain, and in 1968 what was then Collins Foods International went public and was later listed on the NYSE,” said Mr. Matthews.

“In 1991 Collins Foods International reorganized as Sizzler International, Inc. and in 2001 changed its name to the present Worldwide Restaurant Concepts, Inc. Jim continued to lead the chain as Chairman until February of 1999, and then, as Chairman Emeritus, he has provided on-going guidance,” continued Mr. Matthews.

“What he has done for this organization is obvious, but he is also a restaurant industry leader and great humanitarian. Jim is a past president of the California Restaurant Association and a member of its Educational Hall of Fame. He has been a director of the National Restaurant Association, a MUFSO operator of the year, and an IFMA Operator of the year. He has been deeply involved in the Cal Poly

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

Pomona Hospitality School, UCLA, the YMCA, the Boys & Girls Club of Venice and the Young Presidents Organization,” said Mr. Matthews. “We are all very grateful to Jim for being a wonderful role model, both inside and outside the Board Room,” concluded Mr. Matthews.

With the retirement of Mr. Collins on September 8th, the Company has reduced the number of Board of Directors from eight to seven.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 312 Sizzler® restaurants worldwide, 112 KFC® restaurants located primarily in Queensland, Australia, and 23 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.